Filed Pursuant to Rule 424(b)(3)

Registration No. 333-286709

ARES STRATEGIC INCOME FUND

SUPPLEMENT NO. 6 DATED JULY 2, 2026

TO THE PROSPECTUS DATED APRIL 24, 2026

This prospectus supplement (“Supplement”) contains information that amends, supplements or modifies certain information contained in the accompanying prospectus of Ares Strategic Income Fund, dated April 24, 2026 (the “Base Prospectus” and, as amended and supplemented to date, the “Prospectus”). This Supplement is part of and should be read in conjunction with the Prospectus. Unless otherwise indicated, all other information included in the Prospectus, or any previous supplements thereto, that is not inconsistent with the information set forth in this Supplement remains unchanged. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

Effective immediately, the Prospectus is updated to revise certain disclosures in the Prospectus as set forth below.

Update to Suitability Standards

The fifth paragraph under “Suitability Standards” on page i of the Base Prospectus is deleted in its entirety and replaced with the following:

California Investors. California residents may not invest more than 10% of their liquid net worth in us and must have either (a) a liquid net worth of $350,000 and annual gross income of $150,000 or (b) a liquid net worth of $500,000.

Transfer Agent Updates

Each instance of “SS&C GIDS, Inc.” on pages 12, 18, 239, 240 and 266 and pages A-14 and A-31 of the Base Prospectus is deleted and replaced with “SS&C Technologies”.

The following contact information for the transfer agent supersedes and replaces the contact information set forth on pages A-15 and A-32 of Appendix A to the Base Prospectus:

Please mail completed subscription agreement (with all signatures) and check(s) payable to: Ares Strategic Income Fund

Direct Overnight Mail: Ares Strategic Income Fund c/o SS&C Technologies 801 Pennsylvania Ave., Suite 219079 Kansas City, MO 64105-1307	P.O. Box: Ares Strategic Income Fund c/o SS&C Technologies P.O. Box 219079 Kansas City, MO 64105-1307

Please retain this Supplement with your Prospectus.